Exhibit 99.1

Reynolds Consumer Products Reports Fourth Quarter and Fiscal 2021 Financial Results

Strong Consumption Continues

Forecasting Earnings Growth to Resume Q2

Prioritizing Reyvolution Cost Savings Initiatives

LAKE FOREST, IL, February 9, 2022 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (“Reynolds,” “RCP” or the “Company”) (Nasdaq: REYN) today reported results for the fourth quarter and fiscal year ended December 31, 2021.

Fiscal Year 2021 Highlights

•	Net Revenues of $3,556 million, up 9% over prior year net revenues
•	Net Income of $324 million; Adjusted Net Income of $335 million
•	Adjusted EBITDA of $601 million
•	Earnings Per Share of $1.54; Adjusted Earnings Per Share of $1.59

Net revenues increased 9% on top of record net revenues in 2020, reflecting pricing to offset increased material costs, continued strong demand and continued benefits from innovation.  Net income was $324 million, down 11% versus last year’s net income, and Adjusted EBITDA was $601 million, down 16% versus last year’s Adjusted EBITDA as price increases lagged increases in material, labor and logistics costs, partially offset by higher volume and lower SG&A.

“We reported another year of record net revenues and enter 2022 with continued strong demand for our products,” said Lance Mitchell, President and Chief Executive Officer.  “We expect a third consecutive year of record revenue this year and a return to profit growth in the second quarter.  RCP is stronger today thanks to the determination, hard work and creativity of our people in a very dynamic market.  I am exceptionally proud of our team and see tremendous potential for our business in 2022 and beyond.”

Fourth Quarter 2021 Highlights

•	Net Revenues of $1,021 million, up 15% over Q4 prior year net revenues
•	Net Income of $105 million; Adjusted Net Income of $107 million
•	Adjusted EBITDA of $181 million
•	Earnings Per Share of $0.50; Adjusted Earnings Per Share of $0.51

Net revenues increased 15% on top of record fourth quarter net revenues in 2020, reflecting pricing to offset increased material costs, strong demand and continued benefits from innovation.  Net income was $105 million, down 6% versus last year’s net income, and Adjusted EBITDA was $181 million, down 9% versus last year’s Adjusted EBITDA as price increases lagged increases in material, labor and logistics costs, partially offset by higher volume and lower SG&A.

Reynolds Cooking & Baking

•	Net revenues increased $77 million, or 23%
•	Adjusted EBITDA increased $3 million, or 4%

Net revenues increased 23%, driven by price increases and a 9% volume increase.  Adjusted EBITDA increased 4% as higher volume and lower SG&A more than offset material cost increases in excess of price increases.

Volume increased 9% driven by strength across Reynolds Cooking & Baking categories.

New products, including Reynolds Wrap Everyday Non-stick Foil, Reynolds Wrap 100% Recycled Foil and Reynolds Kitchens Unbleached Parchment, continued to perform well, contributing to record fourth quarter net sales for Reynolds Cooking & Baking. International also continued to grow, driven by product portfolio expansion in the fourth quarter.

Hefty Waste & Storage

•	Net revenues increased $19 million, or 9%
•	Adjusted EBITDA decreased $7 million, or -13%

Net revenues increased 9%, driven by price increases, partially offset by a volume decline of 4%.  Adjusted EBITDA decreased 13%, reflecting material cost increases in excess of price increases and the volume decline.

The 4% volume decline was substantially weaker than consumer takeaway, reflecting the adverse impact of staffing and logistics related disruptions.

The Hefty portfolio continued to perform very well in spite of staffing and logistics related challenges.  New users expanded as Hefty Fabuloso® gained additional momentum, and adoption of Hefty EnergyBag® is scaling successfully in the Greater Atlanta Market since its launch in August. Hefty EnergyBag® is now available to nearly 1.4 million households across the United States.

Hefty Tableware

•	Net revenues increased $25 million, or 12%
•	Adjusted EBITDA decreased $17 million, or -34%

Net revenues increased 12%, driven by price increases and a 2% increase in volume.  Adjusted EBITDA decreased 34%, as price increases lagged increases in material, labor and logistics costs, partially offset by the volume increase.

The 2% volume increase was driven by continued strength from higher everyday usage, social gatherings and innovation, partially offset by the adverse impact of labor shortages at third-party suppliers.

New products remained a significant driver of growth.  Hefty 28oz food storage containers, Hefty cutlery, Hefty ECOSAVE™ tableware, and private label party cups each contributed to growth, and Hefty ECOSAVE™ remains the number one sustainable brand in disposable tableware, according to IRI.

Presto Products

•	Net revenues increased $12 million, or 9%
•	Adjusted EBITDA decreased $1 million, or -6%

Net revenues increased 9%, driven by pricing, partially offset by a 5% volume decline.  Adjusted EBITDA decreased 6%, driven by the volume decline as price increases offset material cost increases.

The 5% volume decline was substantially weaker than consumer takeaway, reflecting the adverse impact of staffing and logistics related disruptions and import delays.

New products remained a major driver of volume, contributing to share gains in private label press-to-close food bags in the quarter.

Balance Sheet and Cash Flow Highlights

•	At December 31, 2021, our cash and cash equivalents were $164 million, and our outstanding debt was $2,112 million, resulting in net debt of $1,948 million.
•

Capital expenditures were $141 million (includes $25 million for the purchase of a previously leased manufacturing facility) for the year ended December 31, 2021 compared to $143 million in the prior year.

Fiscal Year and First Quarter Outlook

The Company expects 9% to 12% revenue growth for fiscal 2022, driven primarily by pricing as well as continued strong consumption across our categories, innovation, and retail replenishment. The Company assumes elasticity remains lower than pre-pandemic rates and that it effectively manages staffing, third-party manufacturing and logistics related disruptions.

The Company estimates 2022 cost pressures of nearly $400 million.  Rates for resin and aluminum are assumed to be stable by comparison to current levels.

The Company expects the following results for its fiscal year ending December 31, 2022:

•	Net revenues to grow 9% to 12% on $3,556 million in the prior year
•	Net Income to be in the range of $319 million to $349 million; Adjusted Net Income to be in the range of $327 million to $357 million
•	Adjusted EBITDA to be in the range of $615 million to $655 million
•	Earnings Per Share to be in the range of $1.52 to $1.66 per share; Adjusted Earnings Per Share to be in the range of $1.56 to $1.70 per share
•	Net Debt to be approximately $1.8 to $1.9 billion at December 31, 2022

The Company expects 10% to 14% revenue growth for the 2022 first quarter, driven primarily by price increases.

The Company also expects gross profit dollars to be down slightly year-on-year in the first quarter driven by higher labor costs and the fact that price increases will go into effect over the course of the quarter.

Omicron and recent winter storms have impacted staffing and production.  These factors continue to be significant challenges that we are working to mitigate.

The Company expects the following results for its first quarter ending March 31, 2022:

•	Net revenues to grow 10% to 14% on $757 million in the prior year
•	Net Income to be in the range of $49 million to $57 million; Adjusted Net Income to be in the range of $51 million to $59 million
•	Adjusted EBITDA to be in the range of $110 million to $120 million
•	Earnings Per Share to be in the range of $0.23 to $0.27 per share; Adjusted Earnings Per Share to be in the range of $0.24 to $0.28 per share

“We are taking actions designed for full recovery of pre-pandemic profitability and prioritizing automation and other Reyvolution initiatives that strengthen our cost structure and competitive position for the long-term,” said Michael Graham, Chief Financial Officer.  “In 2022, we expect continued commodity, staffing and logistics pressures and that profit growth will resume nonetheless, driven by pricing, generally stable commodity rates and further improvements to our cost structure.  We are investing in our future, focused on earnings growth and unchanged in our priorities of deleverage, return of excess cash via dividends and pursuit of strategic bolt-on acquisitions.”

Quarterly Dividend

The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share. The Company expects to pay this dividend on February 28, 2022, to shareholders of record as of February 14, 2022.

Conference Call and Webcast Presentation

The Company will host a conference call to discuss these results at 7:00 a.m. Central Time (8:00 a.m. Eastern Time) on Wednesday, February 9, 2022. Investors interested in participating in the live call can dial 877-423-9813 from the U.S. and 201-689-8573 internationally. A telephone replay will be available approximately two hours after the call concludes through Wednesday, February 23, 2022, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13725507.

There will also be a simultaneous, live webcast available on the Investors section of the Company’s website at www.reynoldsconsumerproducts.com. The webcast will be archived for 30 days.

About Reynolds Consumer Products Inc.

RCP’s mission is to simplify daily life so consumers can enjoy what matters most. RCP is a market-leading consumer products company with a presence in 96% of households across the United States. RCP produces and sells products across three broad categories: cooking products, waste and storage products and tableware; that are sold under iconic brands such as Reynolds and Hefty, as well as under store brands that are strategically important to RCP’s customers. Overall, across both branded and store brand offerings, RCP holds the #1 or #2 U.S. market share position in the majority of product categories in which it participates.

Note to Investors Regarding Forward Looking Statements

This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our first quarter and fiscal year 2022 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “intends,” “outlook,” “forecast”, “committed,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “model”, “assumes,” “confident,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth and other strategies and anticipated trends in our business, including expected levels of increases in commodity costs and volume. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K.

For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Contact

Investors

Mark Swartzberg

Mark.Swartzberg@reynoldsbrands.com

(847) 482-4081

Media

Kate Ottavio Kent

Kate.OttavioKent@icrinc.com

(203) 682-8276

Reynolds Consumer Products Inc.

Consolidated Statements of Income

(amounts in millions, except for per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020
Net revenues	$989	$861	$3,445	$3,147
Related party net revenues	32	27	111	116
Total net revenues	1,021	888	3,556	3,263
Cost of sales	(793)	(621)	(2,745)	(2,290)
Gross profit	228	267	811	973
Selling, general and administrative expenses	(75)	(98)	(320)	(358)
Other expense, net	(2)	(3)	(13)	(29)
Income from operations	151	166	478	586
Interest expense, net	(12)	(13)	(48)	(70)
Income before income taxes	139	153	430	516
Income tax expense	(34)	(41)	(106)	(153)
Net income	$105	$112	$324	$363
Earnings per share
Basic	$0.50	$0.53	$1.54	$1.78
Diluted	$0.50	$0.53	$1.54	$1.77
Weighted average shares outstanding:
Basic	209.8	209.7	209.8	204.5
Diluted	209.8	209.8	209.8	204.5

Reynolds Consumer Products Inc.

Consolidated Balance Sheets

As of December 31

(amounts in millions, except for per share data)

	2021	2020
Assets
Cash and cash equivalents	$164	$312
Accounts receivable, net	316	292
Other receivables	12	9
Related party receivables	10	8
Inventories	583	419
Other current assets	19	13
Total current assets	1,104	1,053
Property, plant and equipment, net	677	612
Operating lease right-of-use assets, net	55	61
Goodwill	1,879	1,879
Intangible assets, net	1,061	1,092
Other assets	36	25
Total assets	$4,812	$4,722
Liabilities
Accounts payable	$261	$185
Related party payables	38	41
Current portion of long-term debt	25	25
Accrued and other current liabilities	160	181
Total current liabilities	484	432
Long-term debt	2,087	2,208
Long-term operating lease liabilities	46	51
Deferred income taxes	351	326
Long-term postretirement benefit obligation	50	53
Other liabilities	38	37
Total liabilities	$3,056	$3,107
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 210 shares issued and outstanding	—	—
Additional paid-in capital	1,381	1,381
Accumulated other comprehensive income	10	1
Retained earnings	365	233
Total stockholders' equity	1,756	1,615
Total liabilities and stockholders' equity	$4,812	$4,722

Reynolds Consumer Products Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31

(amounts in millions)

	2021	2020
Cash provided by operating activities
Net income	$324	$363
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	109	99
Deferred income taxes	22	67
Stock compensation expense	4	5
Change in assets and liabilities:
Accounts receivable, net	(24)	(279)
Other receivables	(3)	(2)
Related party receivables	(2)	5
Inventories	(165)	—
Accounts payable	71	54
Related party payables	(3)	(28)
Related party accrued interest payable	—	(18)
Income taxes payable	(7)	7
Accrued and other current liabilities	(15)	38
Other assets and liabilities	(1)	8
Net cash provided by operating activities	310	319
Cash used in investing activities
Acquisition of property, plant and equipment	(141)	(143)
Net cash used in investing activities	(141)	(143)
Cash (used in) provided by financing activities
Repayment of long-term debt	(125)	(218)
Dividends paid	(192)	(124)
Proceeds from long-term debt, net of discounts	—	2,472
Repayments of PEI Group Credit Agreement	—	(8)
Advances from related parties	—	240
Repayments to related parties	—	(3,627)
Deferred debt transaction costs	—	(28)
Proceeds from IPO settlement facility	—	1,168
Repayment of IPO settlement facility	—	(1,168)
Issuance of common stock	—	1,410
Equity issuance costs	—	(69)
Net transfers from (to) Parent	—	(14)
Net cash (used in) provided by financing activities	(317)	34
Cash and cash equivalents:
(Decrease) increase in cash and cash equivalents	(148)	210
Balance as of beginning of the year	312	102
Balance as of end of the year	$164	$312

Cash paid:
Interest - long-term debt	41	60
Interest - related party borrowings	—	23
Income taxes	91	76

Reynolds Consumer Products Inc.

Segment Results

(amounts in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated(1)	Total
Revenues
Three Months Ended December 31, 2021	$412	$233	$232	$144	$—	$1,021
Three Months Ended December 31, 2020	335	214	207	132	—	888
Year Ended December 31, 2021	1,314	884	815	564	(21)	3,556
Year Ended December 31, 2020	1,159	818	763	533	(10)	3,263
Adjusted EBITDA
Three Months Ended December 31, 2021	88	46	33	17	(3)	181
Three Months Ended December 31, 2020	85	53	50	18	(8)	198
Year Ended December 31, 2021	255	173	137	69	(33)	601
Year Ended December 31, 2020	254	236	170	98	(41)	717

(1)

The unallocated net revenues include elimination of intersegment revenues and other revenue adjustments. The unallocated Adjusted EBITDA represents the combination of corporate expenses which are not allocated to our segments and other unallocated revenue adjustments.

Components of Change in Net Revenues for the Three Months Ended December 31, 2021 vs. the Three Months Ended December 31, 2020

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	14%	9%	23%
Hefty Waste & Storage	13%	(4)%	9%
Hefty Tableware	10%	2%	12%
Presto Products	14%	(5)%	9%
Total RCP	13%	2%	15%

Components of Change in Net Revenues for the Year Ended December 31, 2021 vs. the Year Ended December 31, 2020

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	9%	4%	13%
Hefty Waste & Storage	8%	—%	8%
Hefty Tableware	6%	1%	7%
Presto Products	9%	(3)%	6%
Total RCP	8%	1%	9%

Use of Non-GAAP Financial Measures

We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” and “Net Debt” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude, as applicable, IPO and separation-related costs. We define Adjusted Net Income and Adjusted Earnings Per Share as Net Income and Earnings Per Share calculated in accordance with GAAP, plus, as applicable, the sum of IPO and separation-related costs, the impact of a tax legislation change under the CARES Act enacted March 27, 2020.  We define Net Debt as the current portion of long-term debt plus long-term debt less cash and cash equivalents.

We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental metrics to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity.  Accordingly, we believe presenting these metrics provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Guidance for fiscal year and first quarter 2022, where adjusted, is provided on a non-GAAP basis. The Company cannot reconcile its expected Adjusted EBITDA to expected Net Income under “Fiscal Year and First Quarter Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.  In addition, the Company cannot reconcile its expected Net Debt to expected total debt without reasonable effort because certain items that impact total debt and other reconciling metrics are out of the Company’s control and/or cannot be reasonable predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.

Please see reconciliations of Non-GAAP measures used in this release (with the exception of our first quarter and full year 2022 Adjusted EBITDA outlook and our 2022 Net Debt outlook, as described above) to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.

Reconciliation of Net Income to Adjusted EBITDA

(amounts in millions)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020
	(in millions)		(in millions)
Net income – GAAP	$105	$112	$324	$363
Income tax expense	34	41	106	153
Interest expense, net	12	13	48	70
Depreciation and amortization	27	27	109	99
IPO and separation-related costs (1)	3	5	14	31
Other	—	—	—	1
Adjusted EBITDA (Non-GAAP)	$181	$198	$601	$717

(1)      Reflects costs related to the IPO process, as well as costs related to our separation to operate as a stand-alone public company. These costs are included in Other expense, net in our consolidated statements of income.

Reynolds Consumer Products Inc.

Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS

(amounts in millions, except per share data)

	Three Months Ended December 31, 2021			Three Months Ended December 31, 2020
	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$105	210	$0.50	$112	210	$0.53
Adjustments:
IPO and separation-related costs (1)	2	210	0.01	4	210	0.02
Impact of tax legislation change from the CARES Act	—	—	—	3	210	0.02
Adjusted (Non-GAAP)	$107	210	$0.51	$119	210	$0.57

(1)

Amounts are after tax, calculated using a tax rate of 24.3% and 25.0% for the three months ended December 31, 2021 and 2020, respectively, which is our effective tax rate for the periods presented excluding the 2020 one-time discrete expense associated with the legislation change from the CARES Act.

	Year Ended December 31, 2021			Year Ended December 31, 2020
	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$324	210	$1.54	$363	205	$1.77
Assume full period impact of IPO shares (1)	—	—	—	—	5	—
Total	324	210	1.54	363	210	1.73
Adjustments:
IPO and separation-related costs (2)	11	210	0.05	23	210	0.11
Impact of tax legislation change from the CARES Act	—	—	—	27	210	0.13
Adjusted (Non-GAAP)	$335	210	$1.59	$413	210	$1.97

(1)

Represents incremental shares required to adjust the weighted average shares outstanding for the period to the actual shares outstanding as of December 31, 2020. We utilize the shares outstanding at period end as if they had been outstanding for the full period rather than weighted average shares outstanding over the course of the period as it is a more meaningful calculation that provides consistency in comparability due to the additional shares issued as a result of the IPO in the period.

(2)

Amounts are after tax, calculated using a tax rate of 24.6% for each of the years ended December 31, 2021 and 2020, which is our effective tax rate for the periods presented excluding the 2020 one-time discrete expense associated with the legislation change from the CARES Act.

Reynolds Consumer Products Inc.

Reconciliation of Net Debt to Total Debt

(amounts in millions)

As of December 31, 2021

Current portion of Long-Term debt	$25
Long-Term debt	2,087
Total Debt	2,112
Cash and Cash Equivalents	(164)
Net Debt (Non-GAAP)	$1,948

Reynolds Consumer Products Inc.

Reconciliation of Q1 2022 Net Income and EPS Guidance to Adjusted Net Income and Adjusted EPS Guidance

(amounts in millions, except per share data)

	Net Income		Diluted shares	Diluted Earnings Per Share
	low	high	outstanding	low	high
Q1 2022 - Guidance	$49	$57	210	$0.23	$0.27
Adjustments:
IPO and separation-related costs (1)	$2	$2	210	$0.01	$0.01
Q1 2022 - Adjusted Guidance	$51	$59	210	$0.24	$0.28

Reynolds Consumer Products Inc.

Reconciliation of 2022 Net Income and EPS Guidance to Adjusted Net Income and Adjusted EPS Guidance

(amounts in millions, except per share data)

	Net Income		Diluted shares	Diluted Earnings Per Share
	low	high	outstanding	low	high
Fiscal Year 2022 - Guidance	$319	$349	210	$1.52	$1.66
Adjustments:
IPO and separation-related costs (1)	$8	$8	210	$0.04	$0.04
Fiscal Year 2022 - Adjusted Guidance	$327	$357	210	$1.56	$1.70

(1)	Amounts are after tax calculated using a tax rate of 25.0%, which is the Company’s expected tax rate for Q1 and FY 2022.